Exhibit (h)(7)

Expense Limitation Agreement (Affiliated ETFs)

January 20, 2022

Janus Detroit Street

151 Detroit Street

Denver, Colorado 80206

Ladies and Gentlemen:

As you know, Section 5 of our Investment Advisory Agreement provides for compensation payable to Janus Henderson Investors US LLC (“Adviser”) with respect to each series of Janus Detroit Street Trust, listed in Appendix A (each an “Acquiring ETF”). This letter is to inform you that the Adviser will waive and/or reimburse to the Acquiring ETFs a portion of its management fee in an amount equal to a portion of the management fee it earns as investment adviser to affiliated exchange traded funds (“Affiliated ETFs”) in which an Acquiring Fund invests (if any), for at least the period from February 28, 2022 until February 28, 2023, set forth as follows:

1.

With respect to each investment by a Acquiring ETF in an Affiliated ETF, the waiver/reimbursement amount shall be equal to the amount of Acquiring ETF assets invested in the Affiliated ETF, multiplied by an amount equal to the current daily unitary management fee of the Affiliated ETF less certain asset-based operating fees and expenses incurred on a per-fund basis and paid by the Adviser with respect to the Affiliated ETF (such expenses include, but are not limited to: custody, sub-administration, and transfer agency fees and fees paid to the distributor) (“Waiver Amount”).

2.	The Waiver Amount shall be calculated by the Adviser on a monthly basis and used daily for purposes of calculating the Acquiring ETFs’ net asset value per share.

For the avoidance of doubt, the Adviser may not recover from the Acquiring ETF amounts previously waived pursuant to this Agreement.

This waiver/reimbursement will continue in effect until February 28, 2023, unless otherwise terminated, revised or extended by the Board of Trustees. This waiver/reimbursement may be terminated at any time by the Trustees of the Trust, and may be amended only if such amendment is approved by the Trustees of the Trust.

JANUS HENDERSON INVESTORS US LLC		JANUS DETROIT STREET TRUST

By:	/s/ Brennan Hughes	By:	/s/ Jesper Nergaard
Brennan Hughes		Jesper Nergaard
Senior Vice President, Chief Accounting Officer and Treasurer		Vice President, Chief Financial Officer, Treasurer and Principal Accounting Officer

Exhibit (h)(7)

APPENDIX A – ACQUIRING ETFS

Janus Henderson AAA CLO ETF
Janus Henderson International Sustainable Equity ETF
Janus Henderson Mortgage-Backed Securities ETF
Janus Henderson Net Zero Transition Resources ETF
Janus Henderson Short Duration Income ETF
Janus Henderson Small Cap Growth Alpha ETF
Janus Henderson Small/Mid Cap Growth Alpha ETF
Janus Henderson Sustainable & Impact Core Bond ETF
Janus Henderson Sustainable Corporate Bond ETF
Janus Henderson U.S. Real Estate ETF
Janus Henderson U.S. Sustainable Equity ETF

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